Iroquois Valley Farmland REIT, PBC

Consolidated Financial Statements

June 30, 2018 and 2017

Iroquois Valley Farmland REIT, PBC

CONSOLIDATED BALANCE SHEETS

June 30, 2018 and 2017

ASSETS		June 30, 2018		June 30, 2017
Investments in real estate, at cost:				
Land	$	33,507,795	$	27,788,174
Land improvements, machinery and equipment		1,464,546		1,170,315
Buildings and building improvements		986,581		859,496
Total investment in real estate		35,958,922		29,817,985
Less accumulated depreciation		612,807		455,148
Net investment in real estate		35,346,115		29,362,837
Cash and cash equivalents		426,021		369,897
Accounts receivable, less allowance for doubtful accounts of $20,951 and $62,827 in 2018 and 2017, respectively		645,584		434,606
Prepaids and other assets		121,686		188,606
Mortgage interest receivable		72,296		41,527
Mortgage notes receivable, net of deferred origination fees of $59,107 and $25,651 in 2018 and 2017, respectively		11,033,469		8,050,715
Total other assets		12,299,056		9,085,351
Total assets	$	47,645,171	$	38,448,188
LIABILITIES AND STOCKHOLDERS' EQUITY				
Accounts payable and accrued expenses	$	249,222	$	233,876
Line of credit		230,000		1,000,000
Mortgages payable		8,911,734		7,595,992
Notes payable, subordinated		9,700,000		5,530,000
Total liabilities		19,090,956		14,359,868
STOCKHOLDERS' EQUITY		28,554,215		24,088,320
Total liabilities and stockholders' equity	$	47,645,171	$	38,448,188

Iroquois Valley Farmland REIT, PBC

CONSOLIDATED STATEMENTS OF INCOME

For the six months ended June 30, 2018 and 2017

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Revenue		
Rental income	$ 601,607	$ 538,783
Lease reimbursement	58,770	49,135
Mortgage interest income	278,203	154,259
Other income	1,532	521
Total revenue	940,112	742,698
Operating expenses		
General and administrative, net *	287,349	167,316
Professional fees	225,159	103,009
Real estate taxes	77,885	60,387
Insurance	9,715	9,337
Option-based compensation expense	4,461	19,634
Depreciation and amortization	78,771	71,477
Total operating expenses	683,340	431,160
Operating income	256,772	311,538
Interest expense	258,767	181,935
Net income (loss) before net gain on sales of real estate	(1,995)	129,603
Net gain on sales of real estate	131,390	-
NET INCOME	$ 129,395	$ 129,603

* Net of approximately $126,000 and $183,000 of grant reimbursements in 2018 and 2017, respectively.

Iroquois Valley Farmland REIT, PBC

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2018

	Common Stock (1)								
	Shares Issued and Outstanding		Amount		Additional Paid-in Capital		Retained Earnings		Total Stockholders' Equity
Stockholders' equity, January 1, 2018	49,402.803	$	494	$	4,521,501	$	21,502,612	$	26,024,607
Net income	-		-		-		129,395		129,395
Contributions from stockholders	4,780.369		48		2,672,477		-		2,672,525
Redemptions paid to stockholders	(406.746)		(4)		(251,148)		-		(251,152)
Dividends to stockholders	-		-		-		(4,298)		(4,298)
Issuance of options as compensation	-		-		-		4,461		4,461
Syndication costs	-		-		-		(21,323)		(21,323)
Stockholders' equity, June 30, 2018	53,776.426	$	538	$	6,942,830	$	21,610,847	$	28,554,215

(1) 200,000 shares authorized, $0.01 par value; 53,776.426 shares issued and outstanding at June 30, 2018.

Iroquois Valley Farmland REIT, PBC

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2017

	Common Stock (1)			Total
	Shares Issued and Outstanding	Amount	Additional Paid-in Capital	Retained Earnings	Stockholders' Equity
Stockholders' equity, January 1, 2017	42,042.966	$ 420	$ -	$ 21,552,447	$ 21,552,867
Net income	-	-	-	129,603	129,603
Contributions from stockholders	4,062.837	41	2,498,604	-	2,498,645
Redemptions paid to stockholders	(148.941)	(1)	(91,598)	-	(91,599)
Issuance of options as compensation	-	-	-	19,634	19,634
Syndication costs	-	-	-	(20,830)	(20,830)
Stockholders' equity, June 30, 2017	45,956.862	$ 460	$ 2,407,006	$ 21,680,854	$ 24,088,320

(1) 200,000 shares authorized, $0.01 par value; 45,956.862 shares issued and outstanding at June 30, 2017.

Iroquois Valley Farmland REIT, PBC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the six months ended June 30, 2018 and 2017

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Cash flows from operating activities		
Net income	$ 129,395	$ 129,603
Adjustments to reconcile net income to net cash provided by (used in) operating activities		
Depreciation and amortization	78,771	71,477
Net gain on sales of real estate	(131,390)	-
Deferred mortgage origination fees amortization	(5,620)	(5,437)
Option-based compensation expense	4,461	19,634
Increase in assets		
Accounts receivable	(114,252)	(91,018)
Prepaids and other assets	(15,120)	(91,245)
Increase (decrease) in liabilities		
Accounts payable and accrued expenses	(58,434)	81,088
Net cash provided by (used in) operating activities	(112,189)	114,102
Cash flows from investing activities		
Proceeds from sale of investments in real estate	549,565	-
Purchases of investments in real estate, at cost	(1,874,697)	(4,165,557)
Issuance of mortgage notes receivable	(3,367,000)	(4,478,500)
Principal payments received on mortgage notes receivable	6,075	1,528
Interest accrued and payments received on mortgage notes receivable, net	(18,490)	(41,527)
Mortgage origination fees received	21,166	30,335
Net cash used in investing activities	(4,683,381)	(8,653,721)
Cash flows from financing activities		
Proceeds from lines of credit	580,000	980,000
Repayments on lines of credit	(350,000)	(180,000)
Proceeds from mortgages payable	4,940,249	7,915,802
Repayments on mortgages payable	(2,597,783)	(3,288,450)
Proceeds from notes payable, subordinated	215,000	605,000
Repayments of notes payable, subordinated	(420,000)	(70,000)
Payment of syndication costs	(21,323)	(20,830)
Contributions from stockholders	2,672,525	2,498,645
Redemptions paid to stockholders	(251,152)	(91,599)
Dividends paid to stockholders	(4,298)	-
Net cash provided by financing activities	4,763,218	8,348,568
NET DECREASE IN CASH AND CASH EQUIVALENTS	(32,352)	(191,051)
Cash and cash equivalents, beginning of period	458,373	560,948
Cash and cash equivalents, end of period	$ 426,021	$ 369,897
Supplemental disclosure of cash flow information		
Cash paid for interest expense	$ 272,511	$ 152,806